SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of Earliest Event Reported)  June 27, 1997



                               QPQ CORPORATION
              (Exact name of Registrant as specified in its charter)




                                  Florida
                (State or Other Jurisdiction of Incorporation)



    1-12350                                               65-0423147
(Commission File Number)                    (IRS Employer Identification No.)




             7777 Glades Road, Suite 213, Boca Raton, Florida 33434
                   (Address of Principal Executive Offices)



                            (561) 470-6005
                     (Registrant's Telephone Number)




         (Former Name or Former Address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

     QPQ Corporation (the "Company") has sold, effective June 27, 1997, all of the Company's shares in Pizza King Polska, Ltd. ("PKP"), which operated the Company's Domino Pizza franchise in Poland to Krolewska Pizza, Sp. zo.o. The sale price for the PKP shares was $500,000, plus a release from all other obligations of the Company relative to the activities of PKP, including bank guaranties. The Company also relinquished its $300,000 Certificate of Deposit which was used as collateral for a $300,000 loan to PKP. The Company has used the $500,000 received to fully repay the Company's loan from International Fast Foods Corporation in May, 1997. New management of the Company determined that the restaurants were losing substantial sums on a monthly basis, that the Company was about to lose its franchise rights from Dominos, and that the Company did not have sufficient resources to grow the business to a profitable position.

     In addition, in order to further stem the continuing losses of the Company, the Company has sold the assets of three of four of its weight loss and medical centers to High Sierra Lifestyles, Inc. ("High Sierra"). The centers were losing a minimum of $70,000 per month. The Company received $25,000 in cash and notes totalling $55,000. The Company will sustain an undetermined write-down of assets as a result of the sale, but will stem the operating losses which were being incurred.

     The Company is negotiating a management agreement for its remaining weight loss and medical center located in Aventura, Florida, with High Sierra, which the Company anticipates will result in a $5,000 profit per month to the Company. In addition, High Sierra has a right of first refusal to purchase the weight loss and medical center if the Company decides to sell it.


Item 5.   Other Events.

     As reported in the Company's Current Report on Form 8-K, dated May 12, 1997, the Company received a letter from Nasdaq concerning the continued listing of the Company's securities on the Nasdaq Small Cap Market. In an effort to comply with Nasdaq requirements that the Company maintain a closing bid price of greater than or equal to $1.00 per share of Common Stock, the Company is in the process of completing a one-for-ten reverse stock split of the Company's Common Stock. There can be no assurance that such action by the Company will result in regaining compliance with Nasdaq's requirements.

                                SIGNATURES


     Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     QPQ CORPORATION


July 22, 1997                        By:/s/ C. Lawrence Rutstein
                                        C. Lawrence Rutstein, President